March 6, 2012

Nancy S. Stephenson

22610 US Highway 281 N., Suite 218
San Antonio, TX 78258

Re:          Severance Agreement

Dear Nancy:

In connection with your employment with Cross Border Resources, Inc. as the Company’s Chief Accounting Officer, Treasurer and Secretary, the Company is pleased to offer you (the “Executive”) the following severance package:

1.            Termination Without Cause. The Company may terminate this Agreement without Cause at any time by the service of written notice of termination to the Executive (the “Company Termination Date”). In the event Executive is terminated without Cause by the Company (other than for death or disability) prior to January 31, 2013, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: a lump sum cash payment in an amount equal to six (6) months of the Executive’s Annual Base Salary.

2.            Termination For Cause. The Company may terminate this Agreement for Cause by service of written notice of the event constituting Cause, and such Cause continues for a period of thirty (30) days after written notification; provided, however, that in the event Cause cannot or is unable to be cured, then subject to this subsection (b), termination for Cause shall happen immediately following delivery of written notice. In the event this Agreement is terminated by the Company for Cause, the Company will not have any further obligations towards Executive hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.

For purposes of this Agreement, “Cause” shall mean any of the following: (1)  an intentional act of fraud, embezzlement, theft or any other material violation of law by Executive; (2)  grossly negligent or intentional damage to the Company’s reputation or assets caused by Executive; (3) grossly negligent or intentional disclosure by Executive of Confidential Information (as defined below) contrary to Executive’s obligations set forth herein; (4) the willful and continued failure by Executive to substantially perform required duties for the Company (other than as a result of Disability or death); (5) a material breach of this Agreement by Executive; or (6) the willful engagement in illegal conduct, gross misconduct by Executive, or a clearly established violation by Executive of the Company’s written policies and procedures, which is demonstrably and materially injurious to the Company, monetarily or otherwise. Any termination for Cause must be approved by a majority of the disinterested or independent members of the Board of Directors. If written notice has been delivered to Executive alleging termination for Cause, Executive will have the right to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors, at which meeting Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of the Company’s written notice, any termination of this Agreement will be deemed to have occurred without Cause.

3.            Termination by Executive Without Good Reason. Executive may voluntarily terminate this Agreement without Good Reason by the service of written notice of such termination to the Company specifying an effective date of such termination ninety (90) days after the date of such notice (the “Executive Termination Date”), during which time Executive may use remaining accrued vacation days, or at the Company’s option, be paid for such days. In the event this Agreement is terminated by Executive without Good Reason, the Company will not have any further obligations to Executive including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.

4.            Termination by Executive For Good Reason. Executive may terminate this Agreement for Good Reason by service of written notice of the event constituting Good Reason, and such Good Reason continues for a period of thirty (30) days after written notification; provided, however, that in the event such Good Reason cannot or is unable to be cured, then termination for Good Reason shall happen immediately following delivery of written notice. In the event Executive terminates this Agreement for Good Reason prior to January 31, 2013, then Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: a lump sum cash payment in an amount equal to six (6) months of the Executive’s Annual Base Salary.

For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) a material diminution in Executive’s authority, duties, or responsibilities (including reporting responsibilities), except in connection with the termination of his employment for Cause, or as a result of his Disability or death; (2) a material diminution in Executive’s Annual Base Salary, except in the case of consent or in the case the Company had a net loss for the previous fiscal year; (3) the Company requiring Executive (without the consent of Executive) to be based at any place outside a fifty (50) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on the Company’s business; (4) any material breach by the Company of any provision of this Agreement; or (5) any purported termination of Executive’s employment for Cause by the Company which does not otherwise comply with the terms of this Agreement. If written notice has been delivered to the Company alleging termination for Good Reason, the Board of Directors of the Company will have the right to request a meeting with Executive to be held at a mutually agreeable time and location, at which meeting the Company and Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of Executive’s written notice, any termination of this Agreement by Executive will be deemed to have occurred without Good Reason.

5.            Termination After Corporate Transaction. If a Corporate Transaction (as hereafter defined) occurs prior to January 31, 2013, then Executive will be entitled to a severance payment within ten (10) days of the Corporate Transaction, as if she had been terminated without Cause. Executive’s right to the foregoing payment shall not be in addition to any payment Executive may be entitled to but in lieu of such payment. For the purpose of this Agreement, a “Corporate Transaction” means the occurrence of any of the following:

(1)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(2)            The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(3)            The consummation of a reorganization, merger, or consolidation of the Company (a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the surviving company’s outstanding shares of common stock or the combined voting power.

(4)            The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(5)            A sale, disposition or liquidation of at least 50% of the Company’s assets.

6.            Effect of Termination. Subject to the surviving covenants and obligations contained herein, the termination of this Agreement will terminate all obligations of Executive to render services on behalf of the Company. Except as otherwise provided herein, no accrued bonus, severance pay or other form of compensation will be payable by the Company to Executive by reason of the termination of this Agreement. In the event that payments are required to be made by the Company under this Letter Agreement, Executive will not be required to seek other employment as a means of mitigating the Company’s obligations hereunder resulting from termination of Executive’s employment and the Company’s obligations hereunder (including payment of severance benefits) will not be terminated, reduced or modified as a result of Executive’s earnings from other employment or self-employment. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. Executive will have the right to retain and remove all personal property and effects that are owned by Executive and located in the offices of the Company. Executive's entitlement to the benefits provided in this Letter Agreement are contingent on Executive delivering to the Company a general release of all claims.

Nothing herein shall be deemed to change your employment from an at-will position or alter the other terms of your employment. Your employment shall be terminable by you or the Company at any time; provided that the Company shall pay to you any amounts required as described above.

If the foregoing is acceptable, please acknowledge your acceptance of the foregoing severance package by signing on the line below.

Sincerely,

CROSS BORDER RESOURCES, INC.

By: /s/ Brad Heidelberg________________
Brad Heidelberg
Director and Chair of the Compensation Committee

ACCEPTED AND AGREED:

/s/ Nancy S. Stephenson

Nancy S. Stephenson